UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934.

DATE OF REPORT:  MARCH 26, 2009
(Date of earliest event reported)

THE ITALIAN OVEN, INC.
(Exact name of registrant as specified in its charter)

PA                                            0-27182               25-1624305
                                                              (State or other jurisdiction                         (Commission File      IRS Employer
of incorporation)                                      Number)             Identification Number)

196 WEST ASHLAND STREET, DOYLESTOWN, PA 18901
(Address of principal executive offices)

267-864-7737
(Registrant's telephone number, including area code)

NOT APPLICABLE
(Former Name or Former Address, if changed since last report)

ITEM 3.03  MATERIAL MODIFICATION TO RIGHTS OF SHAREHOLDERS

           The Italian Oven, Inc. (Pink Sheets:  IOVN) today updates its shareholders and the public pertaining to the proposed 100 for 1 share issuance.  Previously, IOVN announced that it submitted the required documents to FINRA to effectuate the new shares.  FINRA recently advised the company that in order for it to effectuate the change, and cause the issuance of the shares, IOVN needed to cause the Pennsylvania Secretary of State to update its website.  The company immediately contacted the Secretary of State to correct the records.  Officials from the Secretary of State advised that IOVN was required to contact the Pennsylvania Department of Revenue to make the change.  IOVN submitted the correct forms in February 2009 to make the change, however, no information was updated.

           IOVN officials today reached high level officials who are going to assist it in having the change made.  As soon as the information is corrected, the company will move forward with the share issuance.

           Some shareholders have contacted the company seeking clarification as to the company's plans to issue additional shares and to convert the control block of shares to preferred shares.  IOVN will not be issuing new shares to third parties concurrently with the 100 for 1 share issuance.  On the contrary, the control block of 5,000,000 common shares will become 500,000,000 restricted common shares.  The shares may eventually be converted to non-convertible preferred shares.  This means that, as is the case now, the shares will not be tradable or convertible into tradable shares.  After the 100 for 1 share issuance, the company's share structure will be:  999,999,999 authorized shares, with 500,000,000 restricted control block shares belonging to My Pleasure, Limited, of the United Kingdom, 325,161,800 shares in the public float with CEDE & Company (DTCC), and 113,129,900 shares in certificate from on file with the transfer agent.  The total amount of common stock will be 938,291,700 shares in existence.  In the event the 500,000,000 common shares are converted to preferred shares, the authorized number of shares will be reduced to 499,999,999 from 999,999,999.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act
of 1934, the registrant has duly caused this report to be
signed on its behalf by the undersigned hereunto duly authorized.

Dated:   March 26, 2009

THE ITALIAN OVEN, INC.

By: /s/ Joanna Chmielewska
Joanna Chmielewska, President